As filed with the Securities and Exchange Commission on March 18, 2019

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERRA MOBILITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1150 N. Alma School Road

Mesa, Arizona

(Address of Principal Executive Offices)

81-3563824

(I.R.S. Employer Identification No.)

85201

(Zip Code)

Verra Mobility Corporation 2018 Equity Incentive Plan

(Full title of the plan)

Rebecca Kozloff Collins

General Counsel

Verra Mobility Corporation

1150 N. Alma School Road

Mesa, Arizona 85201

(480) 443-7000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Steven D. Pidgeon

DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000

Phoenix, Arizona 85016

Tel: (480) 606-5100

Fax: (480) 606-5101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Class A Common Stock, par value $0.0001 per share	10,864,000	$10.28	$111,681,920	$13,535.85

(1)

Represents shares of Class A Common Stock, par value $0.0001 per share of Verra Mobility Corporation reserved for issuance under the Verra Mobility Corporation 2018 Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported by The Nasdaq Capital Market on March 15, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Verra Mobility Corporation (the “Registrant”) will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ending December 31, 2018, filed with the Commission on March 18, 2019;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 5, 2019;

(c)

The description of the Registrant’s securities contained in the Registration Statement on Form 8-A, filed with the Commission on January 10, 2017, including any amendments or reports filed for the purpose of updating such description; and

(d)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1943, as amended (the “Exchange Act”) since the end of the fiscal year covered by the documents referred to in (a) above.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Inapplicable.

Item 5.Interests of Named Experts and Counsel.

Inapplicable.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 7.Exemption from Registration Claimed.

Inapplicable.

Item 8.Exhibits.

Exhibit No.	Exhibit Description

4.1

Amended and Restated Certificate of Incorporation of Verra Mobility Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on October 22, 2018).

4.2	Amended and Restated Bylaws of Verra Mobility Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on October 22, 2018).

5.1	Legal Opinion of DLA Piper LLP (US).
23.1	Consent of Ernst & Young.
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
24	Power of Attorney (included in signature page to this Registration Statement).
99.1	Verra Mobility Corporation 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed with the Commission on October 22, 2018).

Item 9.Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on March 18, 2019.

VERRA MOBILITY CORPORATION /s/ David M. Roberts David M. Roberts Director, President and Chief Executive Officer

Power of Attorney

The officers and directors of Verra Mobility Corporation whose signatures appear below hereby constitute and appoint David M. Roberts and Patricia D. Chiodo, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned this Registration Statement on Form S-8, and any amendment or amendments hereto, and each of the undersigned does hereby ratify and confirm all that each attorney and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed
/s/ David M. Roberts David M. Roberts	Director, President and Chief Executive Officer (Principal Executive Officer)	March 18, 2019
/s/ Patricia D. Chiodo Patricia D. Chiodo	Chief Financial Officer (Principal Financial and Accounting Officer)	March 18, 2019
/s/ Randall Bort Randall Bort	Director	March 18, 2019
/s/ Jacob Kotzubei Jacob Kotzubei	Director	March 18, 2019
/s/ Bryan Kelln Bryan Kelln	Director	March 18, 2019
/s/ Jeffrey Rea Jeffrey Rea	Director	March 18, 2019
/s/ Jay L. Geldmacher Jay L. Geldmacher	Director	March 18, 2019
/s/ John Rexford John Rexford	Director	March 18, 2019